SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                    __________________________________

                        FORM 8-A/A; AMENDMENT NO. 1

             For Registration of Certain Classes of Securities
                Pursuant to Section 12(b) or 12(g) of the
                      Securities Exchange Act of 1934

                          FIRST MARYLAND BANCORP
          (Exact name of registrant as specified in its charter)

       Maryland                                52-0981378
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)               Identification No.)

       25 S. Charles Street
      Baltimore, Maryland                     21201
(Address of Principal Executive Offices)         (Zip Code)

Commission File No. 1-7273

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box. [  ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


Securities to be registered under Section 12(b) of the Act:  N/A

Securities to be registered under Section 12(g) of the Act:  N/A
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Item 1.   Description of Registrant's Securities.

     First Maryland Bancorp's (the "Corporation") 7.875% Noncumulative Preferred Stock, Series A (the "Series A Preferred") has been registered under Section 12(b) of the Act and is listed on the New York Stock Exchange. The Series A Preferred was created on December 10, 1993, by means of Articles Supplementary to the Articles of Incorporation, as amended (the "Charter") of the Corporation. As created, the Series A Preferred had voting rights only in limited circumstances relating to dividend arrearages and actions with respect to the Charter that would have a material adverse effect on the rights of the Series A Preferred. Effective October 31, 1995, the Charter was amended to provide that in addition to the existing voting rights, each share of Series A Preferred will have one vote, voting together with the Corporation's common stock, on each matter submitted to a vote at a meeting of stockholders of the Corporation. A complete description of the Series A Preferred, as amended, is set forth in the Charter of the Corporation which is filed as an Exhibit to this Amendment No. 1, which Exhibit is incorporated herein by reference.

Item 2.   Exhibits

     3.(i)   Articles of Incorporation of the Registrant, as
amended (Regulation S-K, Item 601(b)(3)(i)).

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                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 2, 1995        FIRST MARYLAND BANCORP


                              By:  /s/ ROBERT W. SCHAEFER
                                   _____________________________

                                   Robert W. Schaefer, Executive
                                   Vice President and Chief
                                   Financial Officer

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                               EXHIBIT INDEX


Exhibit        Description

 3.(i)         Articles of Incorporation of the
               Registrant, as amended